Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green CEO dgreen@hartregen.com Tom McNaughton CFO tmcnaughton@hartregen.com Tel: 774-233-7300 Fax: 774-233-7302	Investor Relations: Dian Griesel Int’l. Cheryl Schneider cschneider@dgicomm.com Public Relations: Susan Forman or Laura Radocaj sforman@dgicomm.com lradocaj@dgicomm.com

Harvard Apparatus Regenerative Technology Reports Operating Results For First Quarter Ended March 31, 2014

-Conference Call To Be Held At 11:00 AM ET Today-

Holliston, MA, May 8, 2014 / - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, today reported unaudited financial results for the three months ended March 31, 2014, the Company’s first quarter of 2014.

Since the beginning of the first quarter, the Company:

•	Had its first pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA)
o	Based on that meeting, the Company currently expects to propose a global clinical trial design for its HART-Trachea product of 30 patients split between sites in the U.S. and Europe, as a single-arm, open-label study with a primary endpoint of lung function. The Company expects to submit an IND application to the FDA in 2015.
•	Applied to the FDA for an orphan biologics designation for its HART-Trachea product
•	Increased its estimate of the addressable market size for the HART-Trachea product revenues to $770 million from $650 million based on a study of the U.S. Nationwide Inpatient Sample dataset related to tracheal trauma.
•	Hired its first Chief Medical Officer, Saverio La Francesca, M.D.
•	Announced that its bioreactor technology was used by a collaborator’s research team to successfully implant a regenerated esophagus into a rat.
•	For the first quarter, the Company used $1.4 million of cash in operating activities and ended the quarter with $12.6 million of cash on-hand.

David Green, President and CEO of Harvard Apparatus Regenerative Technology, or HART, commented, “We made a lot of progress in moving our business forward during the first quarter. We were especially pleased to have recruited and hired Dr. Saverio La Francesca as our Chief Medical Officer, and I am confident that Saverio’s skills and presence will improve our ability to drive our HART-Trachea product toward clinical trials and regulatory approvals.”

Mr. Green continued, “In addition to pursuing our HART-Trachea program we continue to work closely with a number of leading researchers in their efforts to regenerate other organs, as well. The recent success of a collaborator’s research team to implant a regenerated esophagus into a rat using our bioreactor technology encourages us that our approach in trachea transplant could be translated to other tubular organs in the body someday. ”

First Quarter Reported Results

During the first quarter of 2014, we recognized revenues of $23,000 from the sale of bioreactor systems for organ regeneration research. Prior to our spin-off from Harvard Bioscience on November 1, 2013, we did not record revenues on the sale of research systems. Thus, revenues were first recorded during the fourth quarter of 2013. Also, we have not charged for our products used in human trachea transplant surgeries to date.

Net loss was $3.0 million, or $0.39 per diluted share, for the three months ended March 31, 2014 compared to a $2.0 million net loss, or $0.26 per diluted share, for the same period in 2013. The unfavorable year-to-year quarterly net loss comparison was primarily due to an increase in non-cash stock-based compensation expense related to the initial stock option grants made to employees and directors at the time of the Company’s spin-off from Harvard Bioscience, Inc. in November 2013. Non-cash stock-based compensation expense was approximately $1.2 million for the first quarter of 2014, compared with approximately $0.1 million for the first quarter of 2013.

At the time of the spin-off on November 1, 2013, Harvard Bioscience contributed the assets of its regenerative medicine business and cash of $15 million to HART. At March 31, 2014, HART had cash on hand of $12.6 million, and had no debt.

Conference Call Information:

HART will host a conference call today at 11:00 AM ET to discuss its March quarter financial results and the company’s operations. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and pre-clinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 888-395-3227, or toll/international 719-325-2469, and referencing the pass code "5263257".

A replay of this conference call will be available from approximately 2:00 PM ET on May 8, 2014 through May 15, 2014 and will be accessible by dialing toll-free 888-203-1112, or toll/international 719-457-0820, and referencing the pass code "5263257".

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either trachea cancer or physical trauma. Our trachea scaffold technology has been used in five human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. On November 1, 2013, HART was spun-off from Harvard Bioscience. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to any continued benefits of our spin-off from Harvard Bioscience, anticipated future earnings or other financial measures, success with respect to any clinical trials and other regulatory approval efforts, including with respect to the FDA, commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our HART-Trachea product, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended March 31,		Period from February 24, 2009 (inception) to
	2014	2013	March 31, 2014

Revenues	$23	$-	$45
Cost of revenues	12	-	23
Gross profit	11	-	22

Operating expenses:
Research and development	1,217	1,160	13,212
Sales and marketing	76	20	719
General and administrative	1,724	840	10,312
Operating expenses	3,017	2,020	24,243

Operating loss	(3,006)	(2,020)	(24,221)

Loss before income taxes	(3,006)	(2,020)	(24,221)
Income taxes	-	-	-

Net loss	$(3,006)	$(2,020)	$(24,221)

Basic and diluted net loss per share	$(0.39)	$(0.26)
Weighted average common shares, basic and diluted	7,760	7,740

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(A Development Stage Company)

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited, in thousands)

	March 31,	December 31,
	2014	2013
ASSETS
Cash	$12,607	$14,008
Other current assets	493	481
Property, plant and equipment, net	760	575

Total assets	$13,860	$15,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	872	495
Total stockholders' equity	12,988	14,569

Total liabilities and stockholders' equity	$13,860	$15,064

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(A Development Stage Company)

CONSOLIDATED CONDENSED CASH FLOW INFORMATION

(unaudited, in thousands)

	Three Months Ended March 31,		Period from February 24, 2009 (inception) to
	2014	2013	March 31, 2014

Cash flows used in operating activities:
Net loss:	$(3,006)	$(2,020)	$(24,221)
Non-cash items included in net loss	1,232	174	3,748
Changes in assets and liabilities	365	(86)	379
Net cash used in operating activities	(1,409)	(1,932)	(20,094)

Cash flows used in investing activities:
Net cash used in investing activities	(242)	(18)	(1,055)

Cash flows from financing activities:
Proceeds from funding provided by Harvard Bioscience, Inc.	-	1,950	33,503
Proceeds from issuance of common stock	247	-	250
Net cash provided by financing activities	247	1,950	33,753
Effect of exchange rate changes on cash	3	-	3
Net (decrease) increase in cash	(1,401)	-	12,607

Cash at beginning of the period	14,008	-	-

Cash at end of the period	$12,607	$-	$12,607